Exhibit 23(b)

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to The Valspar Corporation 1991 Stock Option Plan of our reports dated December 22, 2005, with respect to the consolidated financial statements of The Valspar Corporation, The Valspar Corporation management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of The Valspar Corporation incorporated by reference in its Annual Report (Form 10-K) for the year ended October 28, 2005 and the related financial statement schedule of The Valspar Corporation included therein, filed with the Securities and Exchange Commission.

Minneapolis, Minnesota

April 17, 2006